WATKINS-JOHNSON COMPANY
                             3333 HILLVIEW AVENUE
                            STANFORD RESEARCH PARK
                         PALO ALTO, CALIFORNIA 94304

DEAN A. WATKINS                                           W. KEITH KENNEDY, JR.
CHAIRMAN OF THE BOARD                                            PRESIDENT AND
                                                       CHIEF EXECUTIVE OFFICER
H. RICHARD JOHNSON
VICE CHAIRMAN


                              FEBRUARY 24, 1997
Dear Shareowner:

   We, as well as all of the other  officers and  directors  of  Watkins-Johnson
Company, cordially invite you to attend the Company's Annual Meeting of Shareowners, to be held at 10:00 o'clock in the morning on Saturday, April 5, 1997, at the main office of the Company, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304.

   In addition to conducting the business of the meeting, we will report to you on the progress of the Company and attempt to answer any questions you may have.

   Please plan to come, but whether you can or cannot, please complete and return the enclosed proxy card--your participation is important.


                                        Sincerely yours,

                                        /s/ DEAN A. WATKINS
                                        --------------------------
                                            Dean A. Watkins

                                        /s/ H. RICHARD JOHNSON
                                        --------------------------
                                            H. Richard Johnson

                                        /s/ W. KEITH KENNEDY, JR.
                                        --------------------------
                                            W. Keith Kennedy, Jr.

                             WATKINS-JOHNSON COMPANY
                     NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                       SATURDAY, APRIL 5, 1997 10:00 A.M.

TO THE SHAREOWNERS:

   The Annual Meeting of Shareowners of Watkins-Johnson Company will be held at the Company's main office, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304 on Saturday, April 5, 1997, at 10:00 a.m. to take action upon the following matters:

   1. The election of directors for the ensuing year.

   2. The approval of the appointment of independent public accountants for 1997.

   3. The transaction of such other business as may properly come before the meeting.

   Only shareowners of record at the close of business on February 6, 1997, are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                   By Order of the Board of Directors


                                   Claudia D. Kelly, Secretary

Palo Alto, California
February 24, 1997

   WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                           WATKINS-JOHNSON COMPANY

                               PROXY STATEMENT

   The accompanying proxy is solicited on behalf of the Board of Directors of Watkins-Johnson Company, a California corporation (the "Company"), for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. on Saturday, April 5, 1997, and, at any adjournment of the annual meeting, to act upon the matters set forth in the accompanying notice. This Proxy Statement and the form of proxy, together with the Company's 1996 Annual Report, were first mailed to shareowners on or about February 25, 1997.

                              VOTING SECURITIES

   Only shareowners of record at the close of business on February 6, 1997, are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 8,329,248 shares of common stock. Owners of common stock are entitled to one vote for each share held. In the election of directors, each shareowner has cumulative voting rights and is entitled to as many votes as equal the number of shares held by such shareowner multiplied by the number of directors to be elected, which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareowner is entitled to cumulate votes unless the shareowner, or any other shareowner, has given notice at the meeting before the voting of such intention to cumulate votes.

                   SOLICITATION AND REVOCABILITY OF PROXIES

   If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. If the shares are held in trust under the Company's employee stock ownership plans, the shares represented will be voted by the Trustee, as directed by the participant, pursuant to the plans. Any shareowner signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the annual meeting. A proxy may be revoked by a written notice delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the annual meeting and voting in person.

   The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, telegraph and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's common stock and to request authority for the exercise of proxies; in such cases, the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of D. F. King & Co., Inc., whose fee ($8,500) and out-of-pocket expenses will be paid by the Company.

                      VOTING RESULTS AT LAST ANNUAL MEETING

   There were 6,483,007 shares present and voting or withholding authority to vote at the Company's Annual Meeting of Shareowners held on April 13, 1996, for the purpose of electing directors, for approval of the appointment of independent public accountants, and for approval of the amendment and restatement of the 1989 stock option plan for nonemployee directors. A majority vote was required for each of these proposals. All nominees for director were elected by 95% or more of the votes cast, the appointment of Deloitte & Touche as the Company's independent public accountants was approved by 98.5% of the votes cast, and the amendment and restatement of the 1989 stock option plan for nonemployee directors was approved by 68.8% of the votes cast.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

   The following table sets forth information as of December 31, 1996, with respect to the ownership of the Company's common stock by any person who is known to the Company to be the beneficial owner of more than 5% of the Company's common stock, by all directors, by the chief executive officer and four other highly compensated officers, and by all directors and officers of the Company as a group.

                                                           AMOUNT AND
                                                           NATURE OF
                                                          BENEFICIAL
BENEFICIAL OWNER                                           OWNERSHIP    PERCENT
----------------                                           ---------    -------
Smith Barney Holdings, Inc. .......................        504,451(1)    6.1
 Travelers Group Inc. .............................
 388 Greenwich Street
 New York, NY 10013
Mellon Bank Corporation ...........................        463,000(2)    5.6
 One Mellon Bank Center
 Pittsburgh, PA 15258

DIRECTORS AND OFFICERS
Dean A. Watkins ...................................        257,940       3.1
H. Richard Johnson ................................         33,259       *
W. Keith Kennedy, Jr ..............................        263,025       3.2
John J. Hartmann ..................................          9,646       *
Raymond F. O'Brien ................................          7,946       *
William R. Graham .................................         16,476       *
Gary M. Cusumano ..................................          3,500       *
Robert L. Prestel .................................          3,300       *
Scott G. Buchanan .................................         51,768       *
Marc C. Elgaway ...................................            929       *
Keith D. Gilbert ..................................         58,084       *
All directors and officers as a group .............        851,450        10
 (17 persons)

-----------
* less than 1% of shares outstanding

(1) According to the Schedule 13 G filed by such shareowner, Smith Barney Holdings Inc. may be deemed to be the beneficial owner of the aggregate number of shares shown of the Company's common stock with shared power to vote, or direct the vote, over 504,451 shares and shared dispositive power over 504,451 shares.

(2) According to the Schedule 13G filed by such shareowner, Mellon Bank Corporation may be deemed to be the beneficial owner of the aggregate number of shares shown of the Company's common stock, with sole power to vote, or direct the vote, over 438,000 shares and sole dispositive power over 148,000 shares and shared dispositive power over 316,000 shares.

     The amounts shown include shares covered by options exercisable within 60 days of December 31, 1996, as follows: Dean A. Watkins, 3,000 shares; H. Richard Johnson, 3,000 shares; W. Keith Kennedy, 202,566 shares; John J. Hartmann, 9,046 shares; Raymond F. O'Brien, 5,946 shares; William R. Graham, 16,176 shares; Gary M. Cusumano, 3,000 shares; Robert L. Prestel, 3,000 shares; Scott G. Buchanan, 42,782 shares; Marc C. Elgaway, 0 shares; Keith D. Gilbert, 48,333 shares; and all directors and officers as a group, 457,793 shares. Also included are 4,015, 4,686, 929, and 751 shares for Messrs. Kennedy, Buchanan, Elgaway, and Gilbert respectively, which are allocated to their accounts, and 22,314 shares allocated to the accounts of all officers under the Company's employee stock ownership plans as of December 31, 1996, according to the plans' administrator.

                            ELECTION OF DIRECTORS
                            (ITEM 1 ON PROXY CARD)


   At the annual meeting in 1997, there are eight nominees standing for election, each to hold office until his or her successor is elected, or until death, resignation or removal. All of the nominees are presently directors who were elected by the shareholders. Pursuant to the Company's Bylaws, the number of directors may not be less than seven nor more than eleven. The number currently fixed by resolution is eight. Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors, who are named in the following table, unless the proxy is marked in such a manner as to withhold authority to so vote. The affirmative vote of a majority of the common stock voting at the annual meeting is required to elect any director. The Company has no reason to believe that the nominees will not be available for election to serve their prescribed terms. However, if any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

   The following sets forth certain information concerning the nominees as of December 31, 1996, which is based on data furnished by them.

                      NOMINEES FOR ELECTION AS DIRECTORS


          DEAN A. WATKINS

          Chairman of the Board, Watkins-Johnson Company.

          Director since 1957.

          Dr. Watkins, 74, has been Chairman of the Board since 1967. He is a member of the Board of Overseers, Hoover Institution on War, Revolution and Peace (Chairman, 1971-73 and 1985-86). He is a Fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science, and a member of the National Academy of Engineering. He is a former member of the Board of Directors, California Chamber of Commerce (President, 1981); a former member of the Board of Regents, University of California (Chairman, 1972-74); a former Trustee of Stanford University, and a former member of the White House Science Council.



          H. RICHARD JOHNSON

          Vice Chairman of the Board, Watkins-Johnson Company.

          Director since 1957.

          Dr. Johnson, 70, was President and Chief Executive Officer of the Company from 1973 through 1987, and became Vice Chairman on December 31, 1987. He is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers. He is past President of the Stanford Area Council, Boy Scouts of America; and has served as a Director of the National Association of Manufacturers, the Santa Clara County Manufacturing Group and the Tech Museum of Innovation.

          W. KEITH KENNEDY, JR.

          President and Chief Executive Officer, Watkins-Johnson Company.

          Director since 1987.

          Dr. Kennedy, 53, has been President and Chief Executive Officer of the Company since December 31, 1987. Dr. Kennedy joined the Company in 1968, and was a Division Manager, Group Vice President and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. He a Director of CNF Transportation Inc., the Joint Venture Silicon Valley Network, and the Defense Space Consortium; a member of the Executive Board of The Center for Quality Management--West, and the Santa Clara Valley Manufacturing Group; and is a senior member of the Institute of Electrical and Electronics Engineers.


          JOHN J. HARTMANN

          Financial Consultant.

          Director since 1966. Mr. Hartmann, 78, is Chairman of both the Audit and Nominating Committees of the Board of Directors of the Company. He was a member of the Board of Directors of the Company from 1958 to 1961 and rejoined the Board in 1966. From 1967 to 1970 he was a general partner of J. Barth & Company, investment bankers, and prior to that was Chief Financial and Planning Officer of Kern County Land Company. Since 1970, Mr. Hartmann has had extensive experience as a director of and consultant to developing companies involving widely-diverse fields of activity. He has also been active as a board member and executive in civic organizations, primarily in the areas of youth activities and minority affairs.


          RAYMOND F. O'BRIEN

          Business Consultant

          Director since 1986.

          Mr. O'Brien, 74, is Chairman of the Compensation Committee of the Board of Directors of the Company. He retired as Chairman of the Board of CNF Transportation Co. in 1995 and was elected Chairman Emeritus. He is a Director of Champion Road Machinery, Ltd., Director of Consolidated Freightways Corp., and a former Director of Transamerica Corporation, Union Bank, and the Mont La Salle Vineyards. He is also a former member of the Executive Committee of the American Trucking Association, a former Trustee of the ATA Foundation and former Chairman of the Western Highway Institute.

          WILLIAM R. GRAHAM

          Senior  Vice  President,   The  Defense  Group,  Inc.,  Falls  Church,
          Virginia.

          Director since 1989.


          Dr. Graham, 59, is a member of the Audit and Compensation Committees of the Board of Directors of the Company. He is a Director of ElectroSource, Inc., was formerly a Director and President of C-COR Electronics, Inc. He left government service in 1989 after having been Science Advisor to the President and Director of the Office of Science and Technology Policy; Chairman of the Federal Coordinating Council on Science, Engineering and Technology; and Chairman of the Joint Telecommunications Resources Board from 1986 to 1989. He is former Deputy Administrator of the National Aeronautics and Space Administration, and former Chairman of the President's General Advisory Committee on Arms Control and Disarmament. In 1971 he was a founder of R&D Associates, a defense technology company, where he served until 1985.


          GARY M. CUSUMANO

          President, The Newhall Land and Farming Company, Valencia, California.

          Director since 1994.

          Mr. Cusumano, 53, is a member of the Compensation and Nominating Committees of the Board of Directors of the Company. He is a Director of the Newhall Land and Farming Company and the Zero Corporation. He is Second Vice Chairman of the California Chamber of Commerce Board of Directors and Chairman of the Santa Clarita Health Care Association Board of Directors; and a member of the Stanford Sloan Alumni Advisory Board. He is a former Regent of the University of California (1984-1986), a former Chairman of the University of California Davis Foundation, and former President of the University of California Davis
          Alumni   Association.


          ROBERT L. PRESTEL

          Business and Management Consultant.

          Director  since 1994.

          Mr. Prestel, 60, is a member of the Audit and Nominating Committees of the Board of Directors of the Company. He retired as Deputy Director of the National Security Agency in February 1994 after serving the Agency since 1962. During his career he was Director of Education and Training from 1981 to 1983, and Deputy Director for Research and Engineering from 1985 to 1990. He is the recipient of the President's Distinguished Executive Award in 1988; the Department of Defense's highest civilian award, the Distinguished Civilian Service Medal in 1988; and the National Intelligence Distinguished Service Medal in 1991. In 1994 he was named as a "Reinvention Hero" by President Clinton for instilling quality management into the National Security Agency and for being a quality mentor throughout government service. He is a consultant to INTEC Inc. and a member of the Board of Trustees for the Institute of Defense Analysis; and formerly was a consultant for the Joint Advisory Committee of the Massachusetts Institute of Technology Lincoln Laboratories. He taught mathematics part-time at the University of Maryland.

            FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

   The Board of Directors met eight times during 1996. Standing committees of the Board include an Audit Committee, which met two times during 1996, a Compensation Committee, which met three times during 1996, and a Nominating Committee, which did not meet during 1996.

   During the past year, the Audit Committee consisted of Directors Hartmann, Prestel and Graham. Among the Committee's functions are making recommendations to the Board of Directors regarding the continued engagement of independent auditors, reviewing with the independent auditors and Company financial management the plans for and results of the audit engagement, reviewing the adequacy of the Company's system of internal accounting controls, and reviewing and approving audit and nonaudit fees.

   The Compensation Committee consisted of Directors O'Brien, Graham and Cusumano. The Committee's primary functions are to establish and administer the policies that govern the Company's executive compensation programs and to regularly evaluate these programs for their effectiveness in relation to the Company's financial performance.

   The Nominating Committee consisted of Directors Hartmann, Cusumano and Prestel. The Committee's primary function is to direct the search for qualified candidates to fill Board vacancies that may occur and to recommend them to the full Board.

   No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he served during 1996.

                            DIRECTOR COMPENSATION

   Directors who are not employees of the Company each receive an annual fee of $21,600 and a fee of $300 for each Board or Committee meeting attended. In April 1994, Drs. Watkins and Johnson retired as employees of the Company and the Board approved execution of certain consulting agreements with them, as founders; the agreements specify an annual fee payable to Dr. Watkins in the amount of $265,000, and an annual fee of $125,000 payable to Dr. Johnson, in addition to the regular directors' fees.

   Directors who are not employees also participate in the 1989 Stock Option Plan for Nonemployee Directors (the "1989 Director Plan"), amended and restated effective as of January 29, 1996, which was approved at the Company's 1996 Annual Shareowners' Meeting. It provides for each non-employee director to receive a stock option grant of 3,000 shares annually. In addition, the plan provides that new directors shall, upon election by the shareowners, receive an automatic, one-time grant of options to purchase 3,000 shares of the Company's stock. These options provide for the purchase of shares at not less than the fair market value of the stock on the grant date, fully vest six months after grant, and remain exercisable for a period of ten years from the date of grant. Vested options expire one year after the optionee's date of service ends. The amendment also added 150,000 shares to the previous 200,000 which were reserved for issuance by this plan. Options granted to Directors before April 1996 begin to vest and become exercisable after two years from grant at a rate of 33 1/3 % per year. The expiration schedule for all grants is the same.

   The aggregate number of shares which may be issued under the Plan is 350,000 shares of common stock; and as of December 31, 1996, there were 69,590 shares subject to outstanding options, and there were 217,909 shares available for future grants. At December 31,1996, the following directors held exercisable in-the-money options: Dr. Graham, 12,270 shares; Mr. Hartmann, 5,140 shares; and Mr. O'Brien, 2,040 shares. The term "in-the-money" means that the grant price of the options was less than the market price of the Company's stock on December 31, 1996, which was $24.50 per share.

   In 1995 a directors' retirement plan was authorized. This plan stipulates that each director who has completed at least five years of active service as a director shall, upon retirement from the Board, receive one-half of his/her quarterly fee as director for a period of years not to exceed one-half of the years of service as a director after April 8, 1995.

                            EXECUTIVE COMPENSATION

   The following tables set forth all annual and long-term compensation, including stock option awards, paid or to be paid to the Company's chief executive officer, and the four other most highly compensated executive officers during the fiscal years indicated.


                                                     SUMMARY COMPENSATION TABLE


                                         ANNUAL COMPENSATION               LONG TERM COMPENSATION
                            -------------------------------------------- -------------------------
                                                                           RESTRICTED   SECURITIES   ALL OTHER
                                                            OTHER ANNUAL     STOCK      UNDERLYING    COMPEN-
                                      SALARY      BONUS     COMPENSATION    AWARD(S)     OPTIONS/     SATION
NAME AND PRINCIPAL POSITION   YEAR    ($)(1)      ($)(2)       ($)(3)        ($)(4)    SARS (#)(4)    ($)(5)
---------------------------  ------ ----------- ---------- -------------- ------------ ------------ -----------
W. KEITH KENNEDY ...........  1996     $459,290    $ 36,657     -0-            -0-            -0-      $ 39,211
President & Chief             1995      440,000      87,431     -0-            -0-        110,000        87,685
Executive Officer             1994      440,000     213,579     -0-            -0-        100,000       210,120
DEAN A. WATKINS ............  1996      292,000         -0-     -0-            -0-          3,000           -0-
Chairman of the               1995      292,000         -0-     -0-            -0-            -0-           -0-
Board                         1994      285,750       2,872     -0-            -0-            -0-         4,415
KEITH D. GILBERT ...........  1996      209,150      12,732     -0-            -0-            -0-        17,156
Executive Vice                1995      267,800       9,636     -0-            -0-         20,000         6,000
President                     1994      267,800      50,021     -0-            -0-         30,000        54,439
MARC C. ELGAWAY ............  1996      208,640      68,646     -0-            -0-         30,000        70,817
Telecommunications            1995       86,000      33,333     -0-            -0-         40,000           -0-
Group President
SCOTT G. BUCHANAN ..........  1996      208,370      12,827     -0-            -0-            -0-        17,268
Vice President & Chief        1995      197,700      34,260     -0-            -0-         20,000        33,172
Financial Officer             1994      180,200      39,333     -0-            -0-         25,000        42,110

--------------
(1) Represents total base salary earned by the named officers, including amounts earned but deferred at the officer's election. Mr. Elgaway began his employment with Watkins-Johnson Company in July 1995; therefore, his 1995 salary amount is for a partial year only.

(2) Represents the vested portion of the Top Management Incentive Bonus Plan in the year awarded, and the bonus from the Employees' Cash Profit Sharing Bonus Plan, in which all employees of the Company participate based on a fixed percentage of pretax profits allocated over the salary base. Dr. Watkins does not participate in either of the aforementioned plans.

(3) The aggregate amount of perquisites and other personal benefits, securities or property, given to each named officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that officer during each of these years.

(4) Represents incentive stock option awards; although the Company's 1991 Stock Option and Incentive Plan permits grants of restricted stock and stock appreciation rights, no such grants have been made. For 1996 the Board of Directors determined that it was in the best interest of the Company to grant stock options only to those members of the executive staff who had not over the past several years received significant grants. The members of the executive staff who received grants are all relatively new members of this group.

(5) Represents Company matching contributions to the 401(k) portion of the Employees' Investment Plan in 1996 and 1995, and Company contributions to the Employees' Profit Sharing Investment Plan for 1994, and also includes Company contributions to the Employee Stock Ownership Plan for all named officers. Additionally includes the unvested, deferred portion of the Top Management Incentive Bonus Plan in the year awarded for all named officers. Amounts shown for 1996 consist of the following: 401(k) matching contributions of $4,500 each for Messrs. Kennedy, Gilbert, Elgaway, and Buchanan and ESOP contributions of $1,500 each to Messrs. Kennedy, Gilbert, Elgaway, and Buchanan, respectively; and the unvested, deferred Top Management Incentive Bonus Plan awards of $33,211, $11,156, $64,817 and $11,268 for Messrs. Kennedy, Gilbert, Elgaway, and Buchanan respectively. For 1996 and 1995, the method for calculating the bonus was based on a formula using certain measurement factors that include profit from operations, firm orders and return on controllable assets (ROCA). Fifty percent of the dollar value so awarded is deferred to appreciate or depreciate based on the ROCA for each participant's organization. This deferred bonus amount vests after two years from the award date and is then valued based on the ROCA measurement for the participant's organization at that time. Previously, awards were granted in the form of bonus units that were determined by dividing the dollar value of the award by the December 31 book value per share, based on the Company's consolidated balance sheet. For 1994, the bonus units so determined vested at 50% each year on the anniversary date of award, and become fully vested after two years. All unvested bonus dollars or units are subject to a risk of forfeiture if the executive leaves the Company prior to the vesting dates. Dr. Watkins does not participate in the ESOP or the Top Management Incentive Bonus Plan.


                         1996 OPTION/SAR GRANTS TABLE


   The following table sets forth incentive stock options granted to the named officers during 1996 under the Company's 1991 Stock Option and Incentive Plan. No stock appreciation rights (SARs) were granted in 1996.

                                                OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
---------------------------------------------------------------------------------- POTENTIAL REALIZABLE VALUE
                            NUMBER OF      % OF TOTAL                                AT ASSUMED ANNUAL RATES
                            SECURITIES    OPTIONS/SARS                             OF STOCK PRICE APPRECIATION
                            UNDERLYING     GRANTED TO    EXERCISE OR                   FOR OPTION TERM(3)
                           OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION  ---------------------------
           NAME           GRANTED (#)(1)  FISCAL YEAR     ($/SH)(2)       DATE         5%($)        10%($)
           ----          -------------- -------------- ------------- ------------ ------------- -------------
W. Keith Kennedy ........       -0-           -0-             -0-             -0-          -0-           -0-
Dean A. Watkins .........     3,000           1.63%       $34.625      04/29/2006 $     65,000  $    165,000
Keith D. Gilbert ........       -0-           -0-             -0-             -0-          -0-           -0-
Marc C. Elgaway .........    30,000           16.3%        21.625      07/29/2006      409,000     1,032,000
Scott G. Buchanan .......       -0-           -0-             -0-             -0-          -0-           -0-
All Optionees(4) ........   184,000           100.0%       21.625             --     2,507,000     6,327,000
All Shareholders(5)  ....       --              --            --              --   113,404,000   286,211,000
All Optionees' Gain as a
 percentage of All
 Shareholders' Gain .....                                                                 2.2%          2.2%

-----------
(1) For 1996 the Board of Directors determined that it was in the best interest of the Company to grant stock options only to those members of the executive staff who had not over the past several years received significant grants. The members of the executive staff who received grants are all relatively new members of this group. Options granted in 1996 were incentive stock options up to the maximum allowed for each officer under Internal Revenue Code 422. The remaining awards were nonqualified stock options. Both incentive and nonqualified options are exercisable after 2 years from the grant date at a rate of 33 1/3 % per year, with full vesting occurring after the 4th anniversary date; however, all options become immediately exercisable in the event of a change in control of the Company. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.

(2) Exercise or base price is the fair market value of the underlying shares on the date of grant. Options may be exercised with cash or by delivery of already-owned shares of Watkins-Johnson Company common stock.

(3) The 5% and 10% assumed annual rate of stock price appreciation would result from per share prices of $34.625 and $21.625, respectively, for all named officers. Said assumed rates are not intended to represent a forecast of possible future appreciation of the Company's common stock or total shareholder return.

(4) For "All Optionees," the number of options granted is the total of all options granted to Company employees in fiscal year 1996. The potential realizable value is based on the $21.625 per share price of the options granted to the named executive officer, as well as other officers, on July 29, 1996, and based on a ten-year option term (the term of all options granted in fiscal year 1996).

(5) For "All Shareholders," the potential realizable value is based on a ten-year appreciation of the 8,324,014 shares outstanding on July 29, 1996, and on the $21.625 per share price of the options granted to the named executive officer, and other officers, on that date.


                1996 OPTION EXERCISES AND YEAR-END VALUE TABLE

   The following table sets forth stock options exercised by any of the named executive officers during 1996, and the number and value of all unexercised options at year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of Watkins-Johnson stock on December 31, 1996.

             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES


                                                         NUMBER OF
                                                   SECURITIES VALUE OF
                                                 UNDERLYING UNEXERCISED
                                                UNEXERCISED IN-THE-MONEY  OPTIONS/SARS
                                                       OPTIONS/SARS         AT FY-END
                                                       AT FY-END (#)         ($)(2)
                                       VALUE   ------------------------- ---------------
                    SHARES ACQUIRED   REALIZED         EXERCISABLE/        EXERCISABLE/
NAME                ON EXERCISE(#)     ($)(1)         UNEXERCISABLE       UNEXERCISABLE
------------------ --------------- -------------     ---------------      ---------------
W. Keith Kennedy  .8,067           $90,627               105,901 /          $653,876 /
                                                         203,333             439,993
Dean A. Watkins  ..  -0-               -0-                   -0- /               -0- /
                                                             -0-                 -0-
Keith D. Gilbert  .5,000            61,870                28,332 /           254,369 /
                                                          50,002             156,264
Marc C. Elgaway  ..  -0-               -0-                   -0- /               -0- /
                                                          70,000              86,250
Scott G. Buchanan  1,000            10,375                22,783 /           186,556 /
                                                          41,667              89,792

----------
(1) Based on the market price of the underlying shares at exercise date less the exercise price. (2) Based on the market price of the Company's common stock at 12/31/96, which was $24.50 per share, less the exercise price.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   A Form 5 for Joan M. Varrone, Treasurer, reporting the grant of options, was filed six months late.

                       EXECUTIVE EMPLOYMENT AGREEMENTS

   In 1996, the Company executed a four-year employment agreement with Dr. Kennedy which, in addition to providing for a base salary, contains the following terms: The agreement may be terminated for cause, in which case compensation ceases as of the date of notice. If the agreement is terminated without cause, compensation for the remainder of the term plus six months severance becomes immediately payable. The employee may not thereafter, for a period of two years, engage in competition with the Company. In the event of a change in control, as defined in the agreement, the employee may cancel the agreement for breach, upon 30 days written notice, and immediately collect the compensation due for the remainder of the term. The term of the agreement is four years, with the intention that it will be renewed after one year for three years and then be renewed every year for three years in order to reflect his current salary and, in effect, extend the agreement term for an another year. In 1995 the Company executed a three- year employment agreement with Mr. Elgaway which continues in effect. The agreements for Messrs. Kennedy and Elgaway were concluded after their base salaries were determined using the financial performance criteria and factors set forth under the compensation programs and policies described for the chief executive and other officers in the Compensation Committee report.

   The Company maintains three-year severance agreements with other executives which provide that if after a change in control, the employee is terminated other than for good cause, as defined in the agreement, or suffers a substantial alteration in the terms of employment and terminates his or her own employment because of such alteration, the Company is obligated to pay the terminated employee 299.999% of the employee's yearly base salary compensation. The employee also has the right to terminate employment after 90 days and within 120 days of the change in control and receive from the Company one-half of the amount described above.

           REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

   The Compensation Committee is responsible for establishing and administering the policies which govern base salaries, short- and long-term incentive compensation and stock ownership programs for the Chief Executive Officer and other executive officers. During the past year, the Committee was composed of three outside directors, Raymond F. O'Brien, Chairman, William R. Graham and Gary M. Cusumano.

   Watkins-Johnson's compensation program is designed to attract and retain employees at all levels who will contribute to the long-range success of the Company. At the executive level, the program is broadened to reward key managers for achieving both short- and long-term strategic Company goals, to link executive and shareholder interests through stock-based plans, and to provide compensation packages that recognize individual contributions as well as overall business results. Therefore, a significant portion of each executive's total compensation is intended to be variable and is contingent upon overall Company results, success of the executive's business unit, and accomplishment of individual performance goals.

   Each year, the Committee conducts a careful review and evaluation of Watkins-Johnson's corporate performance, its executive compensation, and its incentive programs compared with two broad-based surveys of high-technology companies, as well as a smaller selection of geographically-related peer companies of similar size and organizational structure. These surveys are used to ensure that the Company's compensation practices are competitive in the markets in which it operates, and that its employees are fairly paid. The first two surveys present comparative information on all aspects of executive compensation used by high-technology companies nationwide, while data from the selection of peer companies presents compensation practices of companies that are closely aligned to Watkins-Johnson in terms of size, revenues and product lines. Analysis of all information combined enables the Company and the Committee to make well-informed decisions.

   The three principal components of the Company's executive compensation program in 1996 were base salary, stock options, and a combined short- and long-term incentive award. Following are discussions of the Committee's philosophy and action in each area.

   Base Salaries. Base salaries are designed primarily to attract and retain individuals, and to be competitive in our marketplace. Based on the information obtained from the salary surveys referenced above, base salary levels are deemed competitive if they are between the 50th and 75th percentiles of the marketplace for similar positions. The Company strives to pay its executives within this range, with salaries falling at low, high or medium-range depending on the following performance considerations. To arrive at base salary adjustments for 1996, the Committee considered the Company's financial performance in 1995, including the executive's business unit performance against the annual profit plan. Three factors--achieving planned profit, obtaining additional profitable orders, and developing new business for the long term--were considered. These factors were not assigned specific weights, but profit was considered most important, with orders secondary. Other factors considered in arriving at base salary adjustments related to the executive's individual performance and included overall managerial effectiveness, success in promoting teamwork and an ability to recognize and act upon the changing requirements of the workplace. Adjustments to executive base salaries in 1996 were also based on a qualitative analysis of each position's current responsibilities and expected contribution to the Company's continuing advance into new areas of business.

   Stock Options. Under the 1991 Stock Option and Incentive Plan, stock options may be granted to executive officers and other key employees of the Company. The purpose of the awards is to align the executives' interests with those of shareowners. The size of stock option grants is measured by the same financial and individual performance criteria used to determine base salaries, and by the individual's position and responsibilities in the Company. In addition, consideration is given to the amount and term of options already held. All stock options awarded to date under this plan have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant, with current grants beginning to vest after two years and becoming fully vested after four years. This is designed to encourage the creation of shareholder value over the long term, since no benefit is realized from the option grant unless the price of the Company's stock rises over a period of years.

   The Company does not have a policy that requires the Committee to qualify stock options awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, consideration of the net cost to the Company is always a factor in making compensation decisions.

   Short- and Long-term Incentive Awards. The Top Management Incentive Bonus Plan is designed to reward executives based on achievement of certain predetermined goals, which include overall corporate results, business unit performance, and certain qualitative factors such as organizational and management development. These goals are formula-based, and weighted so that 80% of the award is made on performance against financial objectives of profitability, return on controllable assets (ROCA), and obtaining new business; and 20% is based on qualitative goals relating to strategic planning, development of staff, and positioning of the business unit for future growth. The performance criteria were individually tailored to each executive and his or her area of responsibility, and the awards could range from zero to a percentage of an executive's base salary, based on progressively difficult levels of achievement. In order to encourage attainment of the Company's long-term goals for continued growth and profitability, the award is paid in two increments. The first part, or 50% of the award, is paid in cash during the first quarter of the year after it is earned. The second increment, the remaining 50% of the award, is deferred. In 1995, and continuing in 1996, the procedure used for retention of this deferred portion was changed to allow the dollar value so awarded to appreciate or depreciate based on the ROCA for each participant's organization. The deferred amount vests after two years from the award date and is then valued based on the ROCA measurement for the participant's organization at that time. Thus, executives' interests are more closely aligned with those of our shareowners. Previously, the remaining 50% of the award was deferred in the form of bonus units, which were valued based on the Company's net book value at year end, and which vested over a two-year period at 50% annually as of each December 31 following the award date. If the executive leaves the Company during the deferral period, any unvested dollars or units are forfeited. Both the 50% vested portion of the award and the 50% deferred amount earned in 1996 by the named officers are shown under the Summary Compensation Table on page 7. The Top Management Incentive Bonus Plan is currently under review by the Compensation Committee and may be revised for 1997.

   Short- and Long-term Profit Sharing Plans. In order to encourage employees' interest and alignment with the Company's business objectives and performance goals, the Company has established a profit-sharing plan under which it shares a portion of its profits with all eligible employees, including executive officers. The Employees' Cash Profit Sharing Bonus Plan distributes 6% of annual pretax profits to all employees who have been employed for more than 90 days during the prior fiscal year. The 6% profit amount is based on each business unit's annual pretax profit, thereby giving employees a good understanding of and reward for the achievements made within their own work areas. In 1995, the Company modified the long-term Employees' Profit Sharing and Investment Plan by discontinuing its annual pretax profit sharing contributions, and adding a Company matching contribution on employee 401(k) deferrals. The plan was renamed the Watkins-Johnson Employees' Investment Plan, and participants' accounts automatically became 100% vested without regard to length of service. The Plan, as continued, is an ERISA-based plan and participants' accounts are distributed upon retirement, or earlier termination from the Company. There are no specific performance criteria relating to these plans.

   Top Management Deferred Compensation Plan. In 1994, the Board approved implementation of a non-qualified deferred compensation plan for the Company's executives. Under the plan, participants may elect to defer up to 15% of their base salary which will earn the prime rate in effect at the beginning of each quarter. The election to defer must be made prior to the year during which the compensation is earned and cannot be revoked once the elected year begins. Funds so deferred will be distributed in a lump sum only upon the earlier of retirement, termination, death, disability, hardship, or change in executive status.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

   The same policies and programs described above were followed by the Committee in determining the 1996 compensation for Dr. Kennedy. As with the other executive officers, base salary is set, stock option awards are considered, and performance criteria are developed for the incentive bonus plan in February each year, based on the Company's financial performance and the CEO's individual contributions in the previous year.

   The criteria for considering Dr. Kennedy's base salary included the Company's overall performance in 1995 and its continued profitability due to constant monitoring of costs and elimination of nonvalue- added activities. Company performance factors included the percentage of profitability achieved against the annual profit plan, new orders booked, and the successful execution of the corporate strategic plan to prepare the Company for future growth and profitability. There were no specific weights assigned to these factors. He continued his strong leadership of the Company during 1995, a period of unprecedented growth and transition, and set an example for his staff and all Company employees. After careful study of chief executive officer salaries from the survey information described under Compensation Programs and Policies, it was determined that Dr. Kennedy's base salary had remained unchanged since 1991, that his base salary fell within the 50th to 75th percentile range, and that he had had an outstanding year as CEO during 1995. Therefore, the Committee decided there should be an increase of $25,000 in Dr. Kennedy's base salary for 1996.

   The criteria established for Dr. Kennedy's incentive bonus award are the same as those set for other executive officers. The award is based on achievement of predetermined goals, with 80% based on financial objectives and 20% on certain qualitative goals. The Committee met at the beginning of 1996 to approve the formula-based goals for Dr. Kennedy and other executive officers, and to establish his qualitative goals for the year. As chief executive officer, his financial measurements related to overall profitability and growth objectives for the whole Company, rather than individual business units, and his qualitative goals were based on development and execution of current and long-term strategies, development of management, and strengthening the total organization. The Committee then met just before year end 1996 to review the Company's financial results, and to evaluate his performance against his qualitative objectives. As with the other executive officers, the extent to which the formula factors are met, based on progressively difficult levels of achievement relating to financial returns and individual goals, determines the size of the award. Dr. Kennedy's corporate financial performance goals for 1996, together with achievement of his qualitative goals, were met at a level that resulted in an award to Dr. Kennedy under the incentive bonus plan equal to 14.5% of his base salary. However, 50% of the award, the long-term portion, is subject to change based on future appreciation or depreciation of the Company's return on controllable assets (ROCA).

   During 1996, the semiconductor equipment market did not perform as well as had been anticipated at the beginning of the year. However, under Dr. Kennedy's management, early awareness of market change was recognized and steps were taken in a timely manner to minimize adverse affects.

                                   The Compensation Committee

                                   Raymond F. O'Brien, Chairman
                                   William R. Graham
                                   Gary M. Cusumano

                   WATKINS-JOHNSON STOCK PERFORMANCE GRAPH

   The following graph compares the cumulative total shareholder return (change in stock price plus reinvestment of dividends) of $100 invested on December 31, 1991, in the Company's common stock, the Standard & Poor's 500 Composite Index, and the Dow Jones Diversified Technology Index for a period of five years. The Standard & Poor's Composite Index was chosen as our broad equity market index because of its wide distribution and recognition by shareholders. The Dow Jones Diversified Technology Index was selected as having a representative industry peer group of companies. The Dow Jones index includes 11 companies with at least 2 high-technology business segments.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG WATKINS-JOHNSON COMPANY, THE S & P 500 INDEX
                 AND THE DOW JONES DIVERSIFIED TECHNOLOGY INDEX


                                       Cumulative Total Return
                      ----------------------------------------------------------
                       12/91     12/92     12/93     12/94     12/95     12/96

Watkins Johnson Co       100       137       194       295       438       250
S & P 500                100       108       118       120       165       203
DJ DIVERSIFIED
  TECHNOLOGY             100       110       129       133       182       233

* $100 INVESTED ON 12/31/91 IN STOCK OR INDEX--
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING DECEMBER 31.

                APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                            (ITEM 2 ON PROXY CARD)

   The Board of Directors has appointed the firm of Deloitte & Touche as independent accountants of the Company for the current fiscal year, subject to the approval of shareowners. The Board of Directors expects that a representative of Deloitte & Touche will be present at the annual meeting of shareowners, will be given an opportunity to make a statement at the meeting if desired, and will be available to respond to appropriate questions.

   The vote required for approval of such appointment is a majority of the shares present in person or by proxy at the meeting.

   The Board recommends that shareowners vote "FOR" the appointment.

                                OTHER MATTERS

   As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. However, as to any other business that may properly come before the annual meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.

                  SHAREOWNER PROPOSALS--1998 ANNUAL MEETING

   Shareowners are entitled to present proposals for action at a forthcoming shareowners' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1998 Annual Meeting of Shareowners of the Company must be received at the Company's offices on or before October 31, 1997, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.


                                             Claudia  D.  Kelly, Secretary

February 24, 1997
Palo Alto, California

   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                                                      APPENDIX A



PROXY                      WATKINS-JOHNSON COMPANY                      PROXY
                 ANNUAL MEETING OF SHAREOWNERS--APRIL 5, 1997
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

   The undersigned hereby appoints Dr. Dean A. Watkins, Mr. John J. Hartmann, and Dr. William R. Graham as proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareowners of Watkins-Johnson Company to be held at the main office of the Company, 3333 Hillview Avenue, Palo Alto, California 94304, at 10:00 o'clock in the morning on Saturday, April 5, 1997, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS SPECIFIED, WILL BE
        VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

                (Continued, and to be signed on the other side)

                                                            [X] Please mark
                                                                 your votes
                                                                  as this

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTOR LISTED BELOW AND FOR PROPOSAL 2 AND 3.


1. Election of Directors
                                                          WITHHOLD
                                                  FOR     FOR ALL
To withhold authority to vote for any
individual nominee, strike a line                 [ ]       [ ]
through that nominee's name in the
list below:

Dean A. Watkins
H. Richard Johnson
W. Keith Kennedy
John J. Hartmann
Raymond F. O'Brien
William R. Graham
Gary M. Cusumano
Robert L. Prestel

I PLAN TO ATTEND THE MEETING                 [  ]


                                                     FOR    AGAINST    ABSTAIN

2. To approve the appointment of Deloitte &          [ ]      [ ]        [ ]
   Touche as independent accountants
   of the Company for the fiscal year 1997.

3. In their discretion, to vote upon any             [ ]      [ ]        [ ]
   and all such other matters as may
   properly come before the meeting or
   any adjournment or postponement thereof.

PLEASE SIGN EXACTLY AS NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature(s) _____________________________________ Dated _______________, 1997

SHAREOWNERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                                                      APPENDIX B

PROXY                        DIRECTION TO TRUSTEE                        PROXY
            WATKINS-JOHNSON COMPANY EMPLOYEE STOCK OWNERSHIP PLAN
                  WATKINS-JOHNSON EMPLOYEES' INVESTMENT PLAN

   I hereby direct you as Trustee of the Watkins-Johnson Employee Stock Ownership Plan and the Watkins-Johnson Employees' Investment Plan to vote the shares of Watkins-Johnson Company common stock credited to my account under the aforementioned plans at the Annual Meeting of Shareholders of Watkins- Johnson Company, to be held at the main office of the Company, 3333 Hillview Avenue, Palo Alto, California 94304, at 10:00 o'clock in the morning on Saturday, April 5, 1997, and at any adjournment or postponement thereof.

   I have filled in the appropriate boxes on the other side of the card, and I authorize you to vote as indicated. Pursuant to the plans, in the absence of any instructions from me as to any item, shares credited to my account shall be voted by you, as Trustee, in the same proportion as shares are voted for which instructions are received.


                (Continued, and to be signed on the other side)

                                                            [X] Please mark
                                                                 your votes
                                                                  as this

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR
DIRECTOR LISTED BELOW AND FOR PROPOSAL 2 AND 3.

1. Election of Directors
                                                           WITHHOLD
To withhold authority to vote for any              FOR     FOR ALL
individual nominee, strike a line
through that nominee's name in the                 [ ]       [ ]
list below:

Dean A. Watkins
H. Richard Johnson
W. Keith Kennedy
John J. Hartmann
Raymond F. O'Brien
William R. Graham
Gary M. Cusumano
Robert L. Prestel

I PLAN TO ATTEND THE MEETING                 [  ]

                                                     FOR    AGAINST    ABSTAIN

2. To approve the appointment of Deloitte &          [ ]      [ ]        [ ]
   Touche as independent accountants
   of the Company for the fiscal year 1997.

3. In their discretion, to vote upon any             [ ]      [ ]        [ ]
   and all such other matters as may
   properly come before the meeting or
   any adjournment or postponement thereof.

PLEASE SIGN EXACTLY AS NAME APPEARS. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, AS EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.


Signature(s) _____________________________________ Dated _______________, 1997

SHAREOWNERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.